EXHIBIT INDEX

(d)(2) Investment Subadvisory Agreement between American Express Financial Corporation and Alliance Capital Management L.P.

(d)(3)   Investment Subadvisory Agreement between American Express
         Financial Corporation and American Century Investment Management, Inc.

(d)(4) Investment Subadvisory Agreement between American Express Financial Corporation and Liberty Wanger Asset Management, L.P.

(d)(5) Investment Subadvisory Agreement between American Express Financial Corporation and Liberty Wanger Asset Management, L.P. (effective upon change of control).

(i)      Opinion and Consent of Counsel.

(j)      Independent Auditors' Consent.

(l)      Initial Capital Agreement.